UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2009

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2009, the Company entered into a third Amendatory Agreement to its revolving credit facility dated October 19, 2007. Among other things, the credit facility reduces the amount of the credit facility to $1,200,000,000 with maturity in July 2014. The agreement also modifies the minimum security covenant, the minimum net worth covenant, and the minimum interest coverage ratio covenant, until such time as the Company can comply with the original covenants for two consecutive accounting periods. In the interim, the measurement of the three covenants at the end of each accounting period has been amended as follows: (a) The minimum security covenant has been suspended, (b) the minimum net worth covenant has been amended to a threshold minimum of $400 million plus an amount equal to fifty percent of any equity received by the Company, with the determination of net worth to utilize book value of vessel assets as stated in the financial statements rather than the market value, and (c) until reinstatement of the original minimum security and net worth covenants, for 24 months from July 1, 2009 to June 30, 2011, at each accounting period, the Company’s cumulative EBITDA (EBITDA as defined in the credit agreement) will at all times be not less than 120% of the cumulative loan interest incurred on a trailing four quarter basis, and for each accounting period after June 30, 2011, the Company’s cumulative EBITDA will at all times be not less than 130% of the cumulative loan interest incurred on a trailing four quarter basis. The amendment also requires, that until the Company is in compliance with the original covenants for two consecutive accounting periods, the Company will use half the net proceeds from any equity issuance to reduce the facility, including approximately $48.6 million from the equity raised during the second quarter to be paid by September 30, 2009. These payments will reduce the available amount of the credit facility. The Company will continue to be able to borrow the undrawn portion of the facility and the amounts borrowed will bear interest at LIBOR plus 2.50%. Undrawn portions of the facility will bear a commitment fee of 0.7%. The facility is available in full until July 2012 when availability will begin to decline in four semi-annual reductions of $56,250,000 with a full repayment at maturity.

As a result of this amendment, in the third quarter of 2009, the Company will incur a fee of 0.25% of the revised facility amount and will record a charge of approximately $3.4 million relating to the write-off deferred financing fees.

Item 1.01 Entry into a Material Definitive Agreement

On August 4, 2009, the Company entered into a management agreement (the “Management Agreement”) with Delphin Shipping LLC (“Delphin”), a newly formed Marshall Islands limited liability company affiliated with Kelso & Co., a private equity firm, and the Company’s Chief Executive Officer, Sophocles Zoullas, who will serve as non-executive chairman of Delphin.  Delphin has been formed to take advantage of opportunities in the shipping sector, including drybulk and other sectors.

Under the terms of the Management Agreement, the Company will provide commercial and technical supervisory vessel management services to drybulk vessels acquired by Delphin for a fixed monthly management fee based on a sliding scale.

Pursuant to the terms of the Management Agreement, the Company will have the initial opportunity to acquire any drybulk vessels being evaluated for purchase by Delphin.  The Company has also been granted a right of first refusal on any drybulk charter opportunity, other than the renewal of a charter relating to a Delphin owned vessel, that the Company reasonably deems suitable for a Company owned vessel.  The Management Agreement also provides the Company a right of first offer on the sale of any drybulk vessel by Delphin.

The term of the Management Agreement is one year and is renewable for successive one year terms at the option of Delphin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: August 7, 2009	By:	/s/ Alan S. Ginsberg
	Name:	Alan S. Ginsberg
	Title:	Chief Financial Officer

SK 25083 0001 1020525